UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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BERKSHIRE HATHAWAY INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 4, 2024

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the CHI Health Center, 455 North 10th Street, Omaha, Nebraska, on May 4, 2024 at 4:00 p.m. for the following purposes:

1.	To elect directors.

2.–7.	To act on six shareholder proposals if properly presented at the meeting.

8.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 6, 2024 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 3555 Farnam Street, Omaha, Nebraska, during the ten days prior to the meeting.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting will ensure you are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting. You may cast your vote over the Internet, by telephone, by mail or during the Annual Meeting.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 15, 2024

A shareholder may request credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. Possession of a proxy card, a voting information form received from a bank or broker or a broker’s statement showing shares owned on March 6, 2024 along with proper identification will be required.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2024.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 4, 2024 and the 2023 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 4, 2024

This statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Berkshire Hathaway Inc. (hereinafter “Berkshire” or “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, May 4, 2024 at 4:00 p.m. and at any adjournment thereof. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 15, 2024. If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date. Solicitation of proxies will be made at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 6, 2024, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 563,678 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 1,310,995,008 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-ten-thousandth (1/10,000) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class on the matters described in this proxy statement. Only shareholders of record at the close of business on March 6, 2024 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

A majority of votes properly cast upon any other question shall decide the question. Abstentions will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question. Accordingly, abstentions will have no effect on the election of directors and are the equivalent of an “against” vote on matters requiring a majority of votes properly cast to decide the question. Broker non-votes will not count for purposes of establishing a quorum or as votes cast for the election of directors or any other question and accordingly will have no effect. Shareholders who submit proxies prior to the meeting but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies submitted by other shareholders. Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials, voting instruction form or the proxy card you received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2024.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 4, 2024 and the 2023 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

1.	ELECTION OF DIRECTORS

At the 2024 Annual Meeting of Shareholders, a Board of Directors consisting of 14 members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

The Governance, Compensation and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in Berkshire and have had a significant investment in Berkshire shares relative to their resources for at least three years. These are the same attributes that Warren Buffett, Berkshire’s Chairman and CEO, believes to be essential if one is to be an effective member of the Board of Directors. In considering candidates for director, the Governance Committee considers the entirety of each candidate’s credentials in the context of these attributes. In the judgment of the Governance Committee as well as that of the Board as a whole, each of the candidates being nominated for director possesses such attributes.

Upon the recommendation of the Governance Committee and Mr. Buffett, the Board of Directors has nominated for election the 14 current directors.

WARREN E. BUFFETT, age 93, has been a director and the controlling shareholder of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett was a director of The Kraft Heinz Company until April 2018.

Additional Qualifications:

Warren Buffett brings to the Board his 54 years of experience as Chairman and Chief Executive Officer of the Corporation.

GREGORY E. ABEL, age 61, has been a director of the Corporation and the Corporation’s Vice Chairman – Non-Insurance Operations since 2018. Between 2008 and 2018, Mr. Abel served as the Chief Executive Officer of Berkshire Hathaway Energy Company (“BHE”), a 92% owned subsidiary of Berkshire. Mr. Abel has served as BHE’s Chairman since 2011. Mr. Abel also serves as a director of The Kraft Heinz Company. He was a director of AEGIS Insurance Services Inc., a provider of property and liability insurance for the energy industry, from October 2016 – September 2023. Mr. Abel is also a director and the President of the Horatio Alger Association of Distinguished Americans, Inc.

Additional Qualifications:

Gregory Abel brings to the Board his 31 years of experience in various positions at BHE, including serving as its Chairman and CEO and six years of experience overseeing Berkshire’s non-insurance businesses. He also brings to the Board his experience as a director of The Kraft Heinz Company.

HOWARD G. BUFFETT, age 69, has been a director of the Corporation since 1993. Since 1999, Mr. Buffett has been the Chairman and Chief Executive Officer of the Howard G. Buffett Foundation, a charitable foundation that directs funding for humanitarian and conservation related issues. Mr. Buffett also serves on the boards of several other charitable organizations. Mr. Buffett was the Sheriff of Macon County, Illinois between September 2017 and December 2018. He was a director of The Coca-Cola Company from December 2010 until April 2017.

Additional Qualifications:

Howard Buffett brings to the Board his experience as the owner of a small business, as a past senior executive of a public corporation, as a former director of other public corporations and as the Chairman and CEO of a large charitable foundation.

SUSAN A. BUFFETT, age 70, has been a director of the Corporation since 2021. For more than the past five years, she has been the Chairman of The Sherwood Foundation and the Chairman of The Susan Thompson Buffett Foundation, each of which is a private grant-making foundation based in Omaha, NE. Ms. Buffett also serves on the boards of several other charitable organizations.

Additional Qualifications:

Susan Buffett brings to the Board her experience as the board chair of two large charitable foundations and as a board member of several other charitable organizations.

STEPHEN B. BURKE, age 65, has been a director of the Corporation since 2009. Mr. Burke was the Chairman and Chief Executive Officer of NBCUniversal, a media and technology company, from 2011 through 2020. From 1998 until 2011, Mr. Burke was the President of Comcast Cable. In 2020, Mr. Burke founded Madison Valley Partners, which invests in the Rocky Mountain area and outdoor oriented companies. He is also a director of JPMorgan Chase & Co., a leading financial services firm and Snowflake, a technology company.

Additional Qualifications:

Stephen Burke brings to the Board his experience as a senior executive of a public corporation and his financial expertise as a director of a major banking institution.

KENNETH I. CHENAULT, age 72, has been a director of the Corporation since 2020. Mr. Chenault has served as Chairman and a Managing Director of General Catalyst, a venture capital firm, since February 2018. Mr. Chenault previously served as Chief Executive Officer of American Express Company, a financial services company, from January 2001 to February 2018, and as Chairman of American Express Company from April 2001 to February 2018. Mr. Chenault joined American Express in 1981 as Director of Strategic Planning and served subsequently in a number of increasingly senior positions, including Vice Chairman and President and Chief Operating Officer, until his appointment as Chief Executive Officer. Mr. Chenault is a director of Airbnb, a global platform for unique stays and experiences. Mr. Chenault previously served on the boards of directors of Facebook Inc. between 2018 and 2020, International Business Machines Corporation between 1998 and 2019 and The Procter & Gamble Company between 2008 and 2019. Mr. Chenault also serves as a trustee or director of several charitable and non-profit organizations.

Additional Qualifications:

Kenneth Chenault brings to the Board his experience and financial expertise as a past Chief Executive Officer of a large financial services public corporation and a director of other public corporations.

CHRISTOPHER C. DAVIS, age 58, has been a director since 2021. Since 1998, he has served as the Chairman of Davis Advisers, an investment management firm. Mr. Davis is also a director of a number of mutual funds advised by Davis Select Advisors as well as other entities controlled by Davis Select Advisors. He is also a director of The Coca-Cola Company and Graham Holdings Company.

Additional Qualifications:

Christopher Davis brings to the Board his experience and financial expertise as the chairman of a large investment management and counseling firm and as a director of two public corporations.

SUSAN L. DECKER, age 61, has been a director of the Corporation since 2007. Ms. Decker also serves on the boards of directors of Costco Wholesale Corporation, Vail Resorts, Inc., Momentive, Chime, Automattic and Vox Media. She is CEO and Founder of Raftr, a community-building and insights platform. From June 2000 to April 2009, Ms. Decker held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Before Yahoo!, Ms. Decker spent 14 years with Donaldson, Lufkin & Jenrette. She is a Chartered Financial Analyst and served on the Financial Accounting Standards Advisory Council for a four-year term, from 2000 to 2004.

Additional Qualifications:

Susan Decker brings to the Board her experience as a past senior executive of a public corporation and a director of public corporations and her financial expertise as a former equity securities analyst and a former member of the Financial Accounting Standards Advisory Council.

CHARLOTTE GUYMAN, age 67, has been a director of the Corporation since 2003. Ms. Guyman serves as a director of two start-up entities, Landings Holdings and Evercase, a trustee of Lakeside School and an advisor for the University of Washington School of Precision Medicine. She was a general manager with Microsoft Corporation until July 1999.

Additional Qualifications:

Charlotte Guyman brings to the Board her experience as a past senior executive of a public corporation and her financial expertise as the former chairman of a major academic medical center.

AJIT JAIN, age 72, has been a director of the Corporation and the Corporation’s Vice Chairman – Insurance Operations since 2018. Mr. Jain has been employed by the Berkshire Hathaway Insurance Group since 1986 and has been an Executive Vice President of National Indemnity Company, a wholly owned Berkshire subsidiary, since 1996.

Additional Qualifications:

Ajit Jain brings to the Board his 37 years of experience in managing Berkshire’s reinsurance operations, one of its most important businesses. During this period he has been responsible for overseeing the assessment and pricing of many of the largest and most complex risks ever insured and as a result generating billions of dollars of capital for deployment by the Corporation.

THOMAS S. MURPHY, JR., age 64, was elected a director of the Corporation on December 19, 2022. For more than the past five years he has been a partner of Crestview Partners, a private equity firm he co-founded in 2004. Prior to starting Crestview Partners, Mr. Murphy was a partner at Goldman Sachs & Co. Mr. Murphy serves on the boards of New York University, NYU-Langone Health and the Inner-City Scholarship Fund.

Additional Qualifications:

Thomas Murphy brings to the Board his substantial financial experience as a partner of Crestview Partners and as a partner of Goldman Sachs & Co.

RONALD L. OLSON, age 82, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is a Trustee of Western Asset Trusts, a Trustee of California Institute of Technology and a director of Provivi, an emerging crop protection company. Mr. Olson was also a director of Graham Holdings Company until May 2017.

Additional Qualifications:

Ronald Olson brings to the Board his experience and expertise in legal issues and corporate governance as a partner of a law firm and as a former director of public corporations.

WALLACE R. WEITZ, age 74, was elected a director of the Corporation on April 30, 2022. Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Weitz Multi-Cap Equity Fund, each of which is managed by Weitz Investment Management. He is on the Board of Directors of Cable One, a leading broadband communication provider. Mr. Weitz is also on the board of trustees for Carleton College and serves on various other non-profit boards.

Additional Qualifications:

Wallace Weitz brings to the Board his substantial financial experience as an investor in public companies and as a director of a public company.

MERYL B. WITMER, age 62, has been a director of the Corporation since 2013. For more than the past five years, Ms. Witmer has been a managing member of the General Partner of Eagle Capital Partners, L.P., an investment partnership. From 1989 through the end of 2000, she was one of two General Partners at Buchanan Parker Asset Management which managed Emerald Partners L.P., an investment partnership. Ms. Witmer was a director of University of Virginia Investment Management Company until December 31, 2022.

Additional Qualifications:

Meryl Witmer brings to the Board her experience and financial expertise as a manager of an investment fund.

When the accompanying proxy is properly executed and submitted, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the 14 nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Directors’ Independence

The Governance Committee of the Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the Securities and Exchange Commission pursuant to Item 407(a) of Regulation S-K and has determined that none of them has a material relationship with the Corporation that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Stephen B. Burke; Kenneth I. Chenault; Christopher C. Davis; Susan L. Decker; Charlotte Guyman; Thomas S. Murphy, Jr.; Meryl B. Witmer; and Wallace R. Weitz.

Howard G. Buffett and Susan A. Buffett are children of Warren E. Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2023 and has been rendering services in 2024. The Corporation and its subsidiaries paid fees of $12.5 million to Munger, Tolles & Olson LLP during 2023.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Warren E. Buffett is Berkshire’s Chief Executive Officer and Chairman of the Board of Directors. He is Berkshire’s largest shareholder and owns shares of Berkshire that represent approximately 31.0% of the voting interest and 15.0% of the economic interest. As such he may be deemed to be Berkshire’s controlling shareholder. It is Mr. Buffett’s opinion that a controlling shareholder who is active in the business, as is currently the case and has been the case for Mr. Buffett for over 50 years, should hold both roles. This opinion is shared by Berkshire’s Board of Directors.

Mr. Buffett and the other members of the Board of Directors extensively discuss succession planning at each meeting of the Board. Upon his death or inability to manage Berkshire, no member of the Buffett family will be involved in managing Berkshire but, as very substantial Berkshire shareholders, the Buffett family will assist the Board of Directors in picking and overseeing the CEO selected to succeed Mr. Buffett. At that time, Mr. Buffett believes it would be prudent to have a member of the Buffett family serve as the non-executive Chairman of the Board. Ultimately, however, that decision will be the responsibility of the then Board of Directors.

Susan A. Decker is the Board’s lead independent director. Berkshire’s lead independent director does not represent the Board in communications with shareholders and other stakeholders. It is Berkshire’s policy to generally limit such communications to a nearly five-hour question and answer (“Q&A”) session with Berkshire shareholders and stakeholders held each year prior to Berkshire’s annual shareholders meeting. At this session Berkshire’s shareholders and stakeholders have the opportunity to ask questions to Berkshire’s Chairman and its two Vice Chairmen (Warren Buffett, Greg Abel and Ajit Jain).

Each Q&A session is held in Omaha, Nebraska and is televised and streamed by CNBC. Attendees in Omaha as well as shareholders and stakeholders not able to attend the Q&A session are able to ask questions. Questions from those not in attendance can be sent to an independent business reporter (currently Becky Quick of CNBC). Ms. Quick selects questions she believes will have the widest interest. At the Q&A session questions are alternated between shareholders and stakeholders attending in person and Ms. Quick.

Berkshire’s annual report, including Warren Buffett’s annual letter to shareholders, as well as its periodic reports filed with the SEC are posted to Berkshire’s web site at www.berkshirehathaway.com. Other than the annual Q&A session and the posting of Berkshire’s annual report and its periodic SEC filings on the internet, Berkshire’s Board does not routinely have communications selectively with shareholders or stakeholders.

As lead independent director, Ms. Decker along with the Board’s Governance, Compensation and Nominating Committee provide recommendations to Warren Buffett regarding potential director candidates. In addition, Ms. Decker provides suggestions to Mr. Buffett and other members of the Board regarding the Board size and composition if Warren Buffett is no longer able to serve as Berkshire’s CEO and Chairman of the Board.

The full Board of Directors has responsibility for general oversight of risks. It receives reports from Mr. Buffett and other members of senior management at least twice a year on areas of risk facing the Corporation. In addition, as part of its charter, the Audit Committee discusses Berkshire’s policies with respect to risk assessment and risk management. Berkshire’s chief risk officer is its Chairman and CEO, Warren Buffett. Mr. Buffett and the members of the Audit Committee believe it is important that the full Board have overall responsibility for risk oversight. Berkshire rarely utilizes outside advisors to anticipate future threats and trends. Mr. Buffett along with Berkshire’s three Vice Chairmen are continually assessing risks.

Board of Directors’ Meetings

Board of Directors’ actions were taken in 2023 at the Annual Meeting of Directors that followed the 2023 Annual Meeting of Shareholders and at two special meetings and upon one occasion by directors’ unanimous written consent. Each then current director attended all meetings of the Board and of the Committees of the Board on which he or she served. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders.

Meetings of Independent Directors

Three meetings of independent directors were held during 2023. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.

Board of Directors’ Committees

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. During 2023, the Audit Committee consisted of Susan L. Decker, Christopher C. Davis, Wallace R. Weitz and Meryl B. Witmer. The Board of Directors has determined that Ms. Decker is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Auditing and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held six meetings during 2023. The Board of Directors adopted an Audit Committee Charter on April 29, 2000, which was subsequently amended and restated on March 2, 2004. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com.

The Board of Directors has established a Governance, Compensation and Nominating Committee (“Governance Committee”) and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance Committee’s Charter is available on Berkshire’s website at www.berkshirehathaway.com. During 2023, the Governance Committee consisted of Stephen B. Burke, Kenneth I. Chenault, Charlotte Guyman and Thomas S. Murphy, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; and d) assisting the Board with other related tasks, as assigned from time to time. The Governance Committee met once during 2023.

Director Nominations

Berkshire does not have a policy regarding the consideration of diversity in identifying nominees for director. In identifying director nominees, the Governance Committee does not seek diversity, however defined. Instead, as previously discussed, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude, a deep genuine interest in the Company and have had a significant investment in Berkshire shares relative to their resources for at least three years. With respect to the selection of director nominees at the 2024 Annual Meeting of Shareholders, the Governance Committee recommends the Board nominate the 14 directors currently serving on the Board.

Berkshire’s Governance Committee has a policy under which it will consider director recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The Secretary must receive the recommendation by December 15, 2024, for it to be considered by the Committee for the 2025 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange. The Governance Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates. In particular, any recommended candidate should own Berkshire stock that has represented a substantial portion of the candidate’s investment portfolio for at least three years.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com.

Related Persons Transactions

The Charter of the Audit Committee requires that the Audit Committee approve or ratify any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The Audit Committee has established procedures that require that all requests for approval of proposed Transactions or ratification of Transactions be referred to the Chairperson of the Audit Committee or directly to the full committee. The full committee reviews any Transaction which the Chairperson concludes is material to the Company or which the Chairperson is unable to review. Only Transactions which the Audit Committee or its Chairperson finds to be in the best interests of Berkshire and its shareholders are approved or ratified. The Chairperson reports all Transactions which she reviews to the Audit Committee annually for ratification.

The family members of Walter Scott, who was a Berkshire director until his death in September 2021, and related entities (the “Walter Scott Interests”) own approximately 8% of the voting stock of Berkshire Hathaway Energy Company (“BHE”). The Walter Scott Interests have an agreement with the Corporation that requires the Walter Scott Interests prior to selling any BHE shares to give the Corporation the right to purchase the shares (if the Corporation is legally permitted to buy them) or to assign its right to purchase to a third party (if not legally permitted to buy them). That same agreement gives the Walter Scott Interests the right to put the shares to the Corporation (if the Corporation is legally permitted to buy them) at fair market value to be determined by independent appraisal if the sellers do not agree with the price offered by the Corporation, and payable in Berkshire shares.

Governance Committee Interlocks and Insider Participation

The Governance Committee of our Board of Directors currently consists of Charlotte Guyman, Stephen B. Burke, Kenneth I. Chenault and Thomas S. Murphy, Jr. None of these individuals has at any time been an officer or employee of the Company. During 2023, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors served as an executive officer.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com.

Director Compensation

Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders. The Company does not provide directors and officers liability insurance to its directors.

The following table provides compensation information for the year ended December 31, 2023 for each non-management member who was a member of the Corporation’s Board of Directors during 2023.

	Fees Earned or Paid in Cash	Total
Howard G. Buffett	$2,700	$2,700
Susan A. Buffett	2,700	2,700
Stephen B. Burke	2,700	2,700
Kenneth I. Chenault	2,700	2,700
Christopher C. Davis	6,700	6,700
Susan L. Decker	6,700	6,700
Charlotte Guyman	2,700	2,700
Thomas S. Murphy, Jr.	2,700	2,700
Ronald L. Olson	2,700	2,700
Wallace R. Weitz	6,700	6,700
Meryl B. Witmer	6,700	6,700

Report of the Governance, Compensation and Nominating Committee

February 7, 2024

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2024 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on our review and discussion with management, we recommend that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Charlotte Guyman, Chairperson	Kenneth I. Chenault
Stephen B. Burke	Thomas S. Murphy, Jr.

Compensation Discussion and Analysis

Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s compensation is reviewed annually by the Governance Committee of the Corporation’s Board of Directors. Due to Mr. Buffett’s desire that his compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s compensation since the Committee was created in 2004. Prior to that time, Mr. Buffett recommended to the Board of Directors the amount of his compensation. Mr. Buffett’s annual compensation has been $100,000 for more than 35 years and Mr. Buffett has advised the Committee that he would not expect or desire such compensation to increase in the future.

The Committee has established a policy that neither the profitability of Berkshire nor the market value of its stock are to be considered in the compensation of any executive officer. Under the Committee’s compensation policy, Berkshire never intends to use Berkshire stock in compensating employees. The Committee has delegated to Mr. Buffett the responsibility for setting the compensation of Mr. Abel, Vice Chairman-Non Insurance Operations, Mr. Jain, Vice Chairman-Insurance Operations and Marc Hamburg, Berkshire’s Senior Vice President/Chief Financial Officer and Secretary.

Mr. Buffett will on occasion utilize Berkshire personnel and/or have Berkshire pay for minor items such as postage or phone calls that are personal. Mr. Buffett reimburses Berkshire for these costs by making an annual payment to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on his behalf. During 2023, Mr. Buffett reimbursed Berkshire $50,000. Berkshire provides personal and home security services for Mr. Buffett. The cost for these services was $313,595 in 2023. Berkshire’s Board of Directors believe that in light of Mr. Buffett’s critical role as Berkshire’s CEO and given that Mr. Buffett spends a significant amount of his time while at home on Berkshire business matters that such costs represent bona fide business expenses. None of Berkshire’s named executive officers use Company cars or belong to clubs to which the Company pays dues. It should also be noted that Mr. Buffett does not utilize corporate-owned aircraft for personal use. Mr. Buffett is personally a fractional NetJets owner, paying standard rates, and he uses Berkshire-owned aircraft for business purposes only.

Factors considered by Mr. Buffett in setting the compensation for Mr. Abel, Mr. Jain and Mr. Hamburg are typically subjective, such as his perception of each of their performance and any changes in functional responsibility. Prior to the appointments of Mr. Abel and Mr. Jain as Berkshire Vice Chairmen in 2018, Mr. Buffett set the compensation for each of the CEOs of Berkshire’s significant operating businesses. However, since 2018, it has been the responsibility of Mr. Jain to set the compensation for the CEOs of Berkshire’s insurance businesses and the responsibility of Mr. Abel to set the compensation for the CEOs of Berkshire’s other businesses. Mr. Jain and Mr. Abel use the same general criteria as had been used by Mr. Buffett. Many different incentive arrangements are utilized, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which the CEO has authority and are related to measures over which the CEO has control.

The following table discloses the compensation received for the three years ended December 31, 2023 by the Corporation’s Chief Exe cutive
Officer, its other executive officers and its Chief Financial Officer.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			All Other Compensation		Total Compensation
		Salary	Bonus
Warren E. Buffett	2023	$100,000	$—		$313,595	(2)	$413,595
Chief Executive Officer/Chairman	2022	100,000	—		301,589	(2)	401,589
	2021	100,000	—		273,204	(2)	373,204

Charles T. Munger (1)	2023	100,000	—		—		100,000
Vice Chairman of the Board	2022	100,000	—		—		100,000
	2021	100,000	—		—		100,000

Gregory E. Abel	2023	20,000,000	—		16,500	(4)	20,016,500
Vice Chairman-Non Insurance Operations	2022	16,000,000	3,000,000	(3)	15,250	(4)	19,015,250
	2021	16,000,000	3,000,000	(3)	14,500	(4)	19,014,500

Ajit Jain	2023	20,000,000	—		16,500	(4)	20,016,500
Vice Chairman-Insurance Operations	2022	16,000,000	3,000,000	(3)	15,250	(4)	19,015,250
	2021	16,000,000	3,000,000	(3)	14,500	(4)	19,014,500

Marc D. Hamburg	2023	3,812,500	—		40,961	(4)	3,853,461
Senior Vice President/CFO	2022	3,567,300	—		17,330	(4)	3,584,630
	2021	3,312,500	—		14,500	(4)	3,327,000

(1)	Mr. Munger died on November 28, 2023.

(2)
Represents the costs of personal and home security services provided for Mr. Buffett and paid by Berkshire. The costs of personal and home security are being reported as all other compensation as required by SEC Release No. 33872A.

(3)	Discretionary bonus authorized by Mr. Buffett.

(4)	Represents contributions to subsidiary defined contribution plans. Also includes personal aircraft use by Mr. Hamburg of $24,461 and $2,080 in 2023 and 2022, respectively.
PAY VERSUS PERFORMANCE TABLE

Year	Summary (1) Compensation Table Total for PEO ($)	Compensation (1) Actually Paid to PEO ($)	Average (1) Summary Compensation Table Total for Non-PEO NEOs ($)	Average (1) Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net (4) Earnings ($ in billions)	Company (5) Selected Measure
					Total (2) Shareholder Return ($)	Peer Group (3) Total Shareholder Return ($)
2023	413,595	100,000	10,996,615	10,996,615	159.79	168.05	96.4
2022	401,589	100,000	10,428,782	10,428,782	138.01	151.66	(22.8)
2021	373,204	100,000	10,364,000	10,364,000	132.71	127.58	89.8
2020	380,328	100,000	10,348,188	10,348,188	102.42	106.96	42.5

(1)
Warren E. Buffett was the named Principal Executive Officer (“PEO”) for each of the four years included in the Pay Versus Performance Table (“Table”). Charles T. Munger, Gregory E. Abel, Ajit Jain and Marc D. Hamburg were the other named executive officers (“NEOs”) for each of the four years included in the Table.

(2)	Represents the cumulative total return on $100 invested in Berkshire Common Stock on December 31, 2019 as of December 31 of each year listed in the Table.

(3)
It is difficult to identify a Berkshire peer group. Berkshire uses the S&P 500 Property & Casualty Index in preparing its performance graph as required by Item 201(e) of Regulation
S-K.
Accordingly, that index is utilized for purposes of preparing the Table.

(4)
Under existing Generally Accepted Accounting Principles, unrealized gains and losses on equity security investments are required to be included in earnings. Accordingly, due to the large size of Berkshire’s equity investment portfolio and the volatility in equity markets there can be significant volatility in Berkshire’s periodic net earnings.

(5)	Berkshire does not use any financial performance measure in setting the compensation of its PEO or NEOs.

Table of Contents
As disclosed in the Compensation Discussion and Analysis section of this proxy statement, the annual base compensation of Berkshire’s PEO (Warren Buffett) has been $100,000 for over the last 35 years. The average
Non-PEO
compensation has increased 6.3% during the four years ended December 31, 2023 with substantially all of that increase occurring in 2023 when the increase in compensation as compared to 2022 was 5.4%. During the same four-year period, Berkshire’s total shareholder return was 59.8% or 12.4% compounded annually.
Berkshire does not believe that comparing compensation paid to its PEO and NEOs to Berkshire’s net earnings is meaningful due to the volatility in its net earnings caused by the GAAP requirement to include the annual changes in unrealized appreciation of Berkshire’s significant equity investment portfolio in its earnings. Berkshire’s management and its Board members believe that Berkshire’s operating earnings which is defined as Berkshire’s net earnings less its realized and unrealized investment gains/losses is a more useful measurement. In that regard operating earnings were $21.9 billion in 2020; $27.6 billion in 2021; $30.8 billion in 2022; and $37.4 billion in 2023, which grew 70.8% over the past four years.
As described in Berkshire’s 2023 Annual Report on Form
10-K,
it would be difficult to develop a peer group of companies similar to Berkshire. The Company owns subsidiaries in a number of diverse business activities of which the most important component is the property and casualty insurance business. Accordingly, Berkshire used the Standard & Poor’s Property-Casualty Insurance Index as Berkshire’s peer group in the Table. As indicated in the Table, an investment of $100 in Berkshire at December 31, 2019 would be worth $159.79 at December 31, 2023, whereas the same investment in the S&P Property-Casualty Insurance Index at December 31, 2019 would be worth $168.05 at December 31, 2023. It shoul
d also be noted that an investment of $100 in the S&P 500 Index at December 31, 2019 would be worth $157.48 at December 31, 2023.
CEO Pay Ratio
As mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and required under Item 402(u) of Regulation
S-K
(“Item 402(u)”), we are disclosing the median of the annual total compensation of all employees o
f Berkshire a
nd its subsidiaries other than Berkshire’s CEO and the annual total compensation of Berkshire’s CEO, Warren E. Buffett. In preparing this disclosure, Berkshire considered the fact that the Securities & Exchange Commission (“SEC”) issued interpretive guidance to assist registrants in complying with the SEC’s Pay Ratio reporting requirements. Among other things, the SEC’s guidance addressed the use of reasonable estimates, assumptions and methodologies.
Berkshire also considered that Mr. Buffett’s annual compensation has been $100,000 for more than the past 35 years and that Mr. Buffett receives no bonus or any form of equity-based compensation. Additionally, Berkshire has over 60 separate operating groups, many of whom have multiple separate operating groups. Accordingly, the identification of the median employee’s annual total compensation of the 396,500 Berkshire subsidiary employees is a significant task.
In light of the fact that Mr. Buffett’s total compensation is far less than almost all public company CEOs, Berkshire believed that the cost/benefit of complying precisely with the requirements of Item 402(u) would provide little, if any, useful information to its shareholders. Therefore, Berkshire used a judgmental sample representing approximately 2/3 of the total employees of Berkshire and its subsidiaries to determine the median employee’s compensation.
The median employee was determined as of December 31, 2023 using 2023
W-2
wages for all U.S. employees and equivalent taxable compensation for all
non-U.S.
employees included in the sample. The median employee determination included all employees within the sample group who were employed at December 31, 2023. The annual total compensation for the median employee was calculated using the same methodology for calculating the total compensation in accordance with Item 402(c)(2)(x) of
Regulation S-K.
Based on the information obtained as described in the preceding paragraphs, the ratio of Mr. Buffett’s annual total compensation ($413,595) to the annual total compensation of the median employee in 2023 ($76,726) was 5.39 to 1.

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2023. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions. The Corporation has not selected independent public accountants for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection later in the year. The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2023	2022
Audit Fees (a)	$59.4	$52.1
Audit-Related Fees (b)	0.9	0.9
Tax Fees (c)	1.0	0.5
Other	3.6	0.6

	$64.9	$54.1

(a)

Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)

Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)

Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.

The Audit Committee has considered whether the non-audit services provided to the Company by Deloitte impaired the independence of Deloitte and concluded that they did not.

All of the services performed by Deloitte were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee on May 5, 2003. The policy provides guidelines for audit, audit-related, tax and other non-audit services that may be provided by Deloitte to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Deloitte’s independence is not impaired; (b) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services.

Report of the Audit Committee

February 21, 2024

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have also discussed with Deloitte & Touche LLP the matters required by the Public Company Accounting Oversight Board (“PCAOB”) to be discussed, as adopted in Auditing Standard No. 1301 (Communications with Audit Committees). We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2023 in the Corporation’s Annual Report on Form 10-K.

Submitted by the members of the Audit Committee of the Board of Directors.

Susan L. Decker, Chairperson	Wallace R. Weitz
Christopher C. Davis	Meryl B. Witmer

Security Ownership of Directors and Executive Officers

Beneficial ownership of the Corporation’s Class A and Class B Stock on March 6, 2024 by the executive officers and directors of the Corporation is shown in the following table:

Name	Title of Class of Stock	Shares Beneficially Owned (1)		Percentage of Outstanding Stock of Respective Class (1)	Percentage of Aggregate Voting Power of Class A and Class B (1)	Percentage of Aggregate Economic Interest of Class A and Class B (1)
Warren E. Buffett	Class A	216,637		38.4
	Class B	344		*	31.2(2)	15.1
Gregory E. Abel	Class A	228	(3)	*
	Class B	2,363	(3)	*	*	*
Howard G. Buffett	Class A	660	(4)	0.1
	Class B	2,450		*	0.1	*
Susan A. Buffett	Class A	80	(5)	*
	Class B	4,885,245	(5)	0.4	0.1	0.2
Stephen B. Burke	Class A	28		*
	Class B	—
Kenneth I. Chenault	Class A	3		*
	Class B	1,855		*	*	*
Christopher C. Davis	Class A	36		*
	Class B	2,666		*	*	*
Susan L. Decker	Class A	—
	Class B	3,125		*	*	*
Charlotte Guyman	Class A	58		*
	Class B	955
Ajit Jain	Class A	366	(6)	0.1
	Class B	124,799	(6)	*	*	*
Thomas S. Murphy, Jr.	Class A	96		*
	Class B	2,125
Ronald L. Olson	Class A	120	(7)	*
	Class B	26,899	(7)	*	*	*
Wallace R. Weitz	Class A	174	(8)	*
	Class B	—
Meryl B. Witmer	Class A	11	(9)	*
	Class B	2,000		*	*	*
Directors and executive	Class A	218,497		38.8
officers as a group	Class B	5,054,826		0.4	31.5	15.4

*	less than 0.1%

(1)

Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into 1,500 shares of Class B Stock. Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account shares of Class B Stock which may be acquired upon conversion.

(2)

Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(3)

Includes 228 Class A shares and 2,289 Class B shares held by a trust for which Mr. Abel is a trustee but with respect to which he disclaims any beneficial interest and 74 Class B shares are held by Mr. Abel as custodian for members of his family but with respect to which he disclaims any beneficial interest.

(4)	Includes 650 Class A shares held by a private foundation for which Mr. Buffett possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(5)	Includes 56 Class A shares and 4,884,795 Class B shares held by two private foundations for which Ms. Buffett possesses voting power but with respect to which she disclaims any beneficial interest.

(6)

Includes 151 Class A shares owned by trusts for the benefit of Mr. Jain’s children and grandchildren. Also includes 50 Class A shares and 124,308 Class B shares owned by a private foundation for which Mr. Jain possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(7)

Includes 4 Class A shares and 454 Class B shares held by a trust for which Mr. Olson is a trustee and 1,515 Class B shares held by a charitable foundation but with respect to which Mr. Olson disclaims any beneficial interest.

(8)	Includes 154 Class A shares held by a private foundation for which Mr. Weitz possesses voting and investment power but with respect to which he disclaims any beneficial interest.

(9)	Includes 8 Class A shares in which Ms. Witmer is a trustee but with respect to which she disclaims any beneficial interest. Does not include 4 Class A shares owned by Ms. Witmer’s husband.

Security Ownership of Certain Beneficial Owners

Warren E. Buffett, whose address is 3555 Farnam Street, Omaha, NE 68131, is a nominee for director and the beneficial owner of more than 5% of the Corporation’s Class A Stock. FMR LLC, whose address is 245 Summer Street, Boston, MA 02210, reported on a Form 13-G filed with the Securities and Exchange Commission (“SEC”) on February 9, 2024 it was the beneficial owner of 33,428 shares of Class A Stock. Such shares represent approximately 5.9% of the outstanding shares of Class A Stock. Blackrock Inc., whose address is 55 East 52nd Street, New York, NY 10055, reported on a Form 13-G filed with the SEC on February 5, 2024 it was the beneficial owner of 105,220,305 shares of Class B Stock. Such shares represent approximately 8.0% of the outstanding shares of Class B Stock. The Vanguard Group, whose address is 100 Vanguard Boulevard, Malvern, PA 19355, reported on a Form 13-G filed with the SEC on February 13, 2024 it was the beneficial owner of 145,496,486 shares of Class B Stock. Such shares represent 11.1% of the outstanding shares of Class B Stock. State Street Corporation, whose address is 1 Congress Street, Boston, MA 02114, reported on a Form 13-G filed with the SEC on January 29, 2024 it was the beneficial owner of 69,350,944 shares of Class B Stock. Such shares represent 5.3% of the outstanding shares of Class B Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2023 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with except that Ms. Guyman failed to timely report the conversion of one Class A share into 1,500 Class B shares.

Communications with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

2.	SHAREHOLDER PROPOSAL

As You Sow on behalf of Elizabeth Kantor Trust U/A DTD 3/11/1993, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action at the meeting the following proposal.

WHEREAS: With the increased severity and frequency of climate-related, extreme weather impacts, financial risk to the insurance industry is increasing year over year. The frequency of natural catastrophes between 2010 and 2022 increased 28% over the prior decade,1 and catastrophe losses in the first half of 2023 were the highest in over two decades.2 Swiss Re reports that with no mitigating actions against greenhouse gas (GHG) emissions increase, there will likely be a global average drop in GDP output of 18% by 2050.3

In 2022, Berkshire Hathaway’s insurance underwriting generated a loss of $90 million compared to earnings of $657 and $728 million in 2020 and 2021.4

Berkshire is amplifying risk by continuing to invest in and underwrite high GHG-emitting activities. Berkshire owned approximately 12% of all oil and gas assets held by insurance companies in 2019 ($20.6 billion)5 and holds the second largest insurance industry stake in coal, at 7.84%.6 In contrast, 41 peer insurers, representing nearly 40% of the market for primary insurance, have withdrawn or reduced coal coverage, a number that doubled in the last two years.7

1 https://www.verzekeraars.nl/media/11456/gfia-report-global-protection-gaps-and-recommendations-for-bridging-them.pdf, p.20

2 https://www.businesswire.com/news/home/20230803387647/en/Inflation-High-CAT-Losses-to-Lead-to-2023-Underwriting-Loss- for-PC-Industry-But-Recession-Likely-Avoided-This-Year-New-Triple-IMilliman-Report-Shows

3 https://www.swissre.com/media/press-release/nr-20210422-economics-of-climate-change-risks.html

4 https://www.berkshirehathaway.com/2022ar/2022ar.pdf, p.K-33

5 https://www.ceres.org/sites/default/files/reports/2023-08/Changing%20Climate%20for%20the%20Insurance%20Sector_%20Research%20and%20Insights.pdf, p.27

6 https://www.ceres.org/sites/default/files/reports/2023-08/Changing%20Climate%20for%20the%20Insurance%20Sector_%20Research%20and%20Insights.pdf, p.26

7 https://insure-our-future.com/wp-content/uploads/2023/02/SP-IOF-2022-Scorecard-v0.8-online-3.pdf, p.7

In 2022, a global GHG accounting and reporting standard for insurance emissions launched, providing a standardized methodology to measure and disclose GHG emissions for insurance and underwriting portfolios.8 Both the Net Zero Insurance Alliance and the Net Zero Asset Owners Alliance highlight the importance of setting Net Zero by 2050 and interim goals for financed and insured emissions to meet the Paris Agreement’s 1.5°C goal.

Berkshire does not disclose or set targets for its invested or insured GHG emissions, despite growing climate-related financial risk. Berkshire is falling behind peers. Both Travelers9 and AIG10 have begun disclosing financed emissions; AIG11 and the Hartford12 have set net zero goals for their insured and financed emissions, as have several European re-insurers including Swiss Re.13 Berkshire recently earned a near-zero score on decarbonization metrics in the Climate Action 100+ 2023 Net Zero Company Benchmark.14

BE IT RESOLVED: Shareholders request that Berkshire issue a report, at reasonable cost and omitting proprietary information, disclosing how it intends to measure, disclose, and reduce the GHG emissions associated with its underwriting, insuring, and investment activities in alignment with the Paris Agreement’s 1.5°C goal.

SUPPORTING STATEMENT: Shareholders recommend at board discretion, that Berkshire’s report include a timeline for when it will begin measuring and disclosing emissions and when it will set and publish a Paris-aligned 2050 emissions reduction goal, with interim targets.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe issuing a report disclosing how Berkshire intends to measure, disclose and reduce the greenhouse gas emissions associated with its underwriting, insuring and investment activities is necessary.

The primary business of Berkshire’s insurance operations is to monitor, assess and price risk at an expected economic profit to address the risk-transfer needs of its insurance customers. If there were no risks, or all risks were assumed by governments, there would be no insurance business. Berkshire has no idea what loss costs will be for autos 10, 20 or 30 years from now. That’s why it generally sells only six-month policies. This same caution in respect to future loss costs applies to all property/casualty coverages. To date, Berkshire has been quite successful in matching prices to risk, and 2023 was a particularly good year.

The insurance risks associated with climate change are assessed within the enterprise risk management framework, along with the adoption of climate-specific risk management procedures. These procedures include stress testing and review of post-stress metrics as well as consideration of the frequency and severity of weather events and regulatory adjustments that may impact underwriting decisions or adversely impact future operating results.

Berkshire’s Board periodically receives reports on the major risks and opportunities of Berkshire’s operating businesses. The insurance operations’ continual assessment of the risk of natural disasters, strong underwriting controls to limit exposure and stress testing lead the Board to conclude that climate-related risks within the insurance group are appropriately monitored and managed within the Board’s risk appetite. Accordingly, the Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

3.	SHAREHOLDER PROPOSAL

Michael W. Frerichs as Treasurer for the State of Illinois and Trustee of the Bright Start College Savings Trust, owner of shares of Berkshire Common Stock with a value of at least $2,000 for the last three years intends to present for action at the meeting the following proposal.

Resolved: Shareholders of Berkshire Hathaway Inc. (the “Company”) request that its Board of Directors (the “Board”) disclose, in a consolidated annual report (at reasonable expense and omitting proprietary information) greenhouse gas (GHG) emissions data by scope, as well as progress towards its net-zero decarbonization goal, for Berkshire Hathaway Energy (“BHE”).

8 https://carbonaccountingfinancials.com/en/newsitem/pcaf-launches-the-global-ghg-accounting-and-reporting-standard-for- insurance-associated-emissions

9 https://sustainability.travelers.com/iw-documents/sustainability/Travelers_TCFDReport2022.pdf, p.34; https://www.aig.com/content/dam/aig/america-canada/us/documents/about-us/report/aig-esg-report_2022.pdf, p.32

10 https://www.aig.com/content/dam/aig/america-canada/us/documents/about-us/report/aig-esg-report_2022.pdf, p.32

11 https://www.aig.com/content/dam/aig/america-canada/us/documents/about-us/report/aig-esg-report_2021.pdf.coredownload.pdf, p.38

12 https://s0.hfdstatic.com/sites/the_hartford/files/sustainability-highlight-report.pdf, p.14

13 https://www.swissre.com/dam/jcr:5863fbc4-b708-4e61-acc7-6ef685461abb/esg-risk-framework.pdf, p.13

14 https://www.climateaction100.org/company/berkshire-hathaway/

Supporting statement: Given that BHE is one of the Company’s largest emitters, and that it is among the top 10 largest owners of US coal power capacity in the country15, we are calling on BHE to enhance its sustainability reporting practices. While we recognize that BHE has taken steps to disclose emissions and decarbonization data,16 the disclosure is insufficient for investors to understand the company’s emissions profile in aggregate and progress towards achieving its net-zero goal. Most importantly, BHE does not follow globally recognized best practices for disclosure of emissions data by breaking it down by scope17; rather, it presents emissions data by the Company’s operating segments (i.e., owned generation and purchased power).

We encourage BHE to follow best practices when it comes to reporting its emissions. The Task Force on Climate-related Financial Disclosures (TCFD), which is currently supported by over 4,850 organizations worldwide and fully incorporated into the International Sustainability Standards Board (ISSB) disclosure standards18, includes reporting emission data by scope in its list of recommended disclosures19. BHE is currently falling behind its competitors when it comes to emissions disclosures. For example, both Pacific Gas20 and Edison International21 disclose their emission data as recommended by the TCFD, including the breakdown of emissions by scope.

In addition to more streamlined disclosure of emissions data, we recommend BHE disclose data on the progress of its net-zero and decarbonization goals. We applaud BHE for establishing long-term and intermediary net-zero targets, as well as plans to retire its coal plants and natural gas units22. However, in order to facilitate a clearer analysis of the initiatives in place and credibility of the Company’s long-term goals, BHE should present these initiatives alongside emissions data by scope. Other US-based energy companies consolidate this information in a single report, such as Sempra Energy23, PPL Corporation24, Duke Energy25, and ConocoPhillips26.

Furthermore, domestic regulation at both the state27 and federal28 level is likely to require that the Company disclose emission data by scope. Therefore, in addition to providing more decision-useful information for investors, standardized reporting would prepare the Company for compliance requirements.

Therefore, we recommend that BHE disclose:

1.	Scope 1 and 2 emissions data for all of its operating companies.
2.	Steps to be taken in its decarbonization strategy to reach intermediate and long-term goals.
3.	Progress BHE has made on reaching its intermediary and long-term goals.

We urge shareholders to vote FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board does not believe that additional reporting of Berkshire Hathaway Energy’s greenhouse gas emissions by scope and progress toward its net zero decarbonization goal is necessary at this time.

Since 2017, Berkshire Hathaway Energy has voluntarily and publicly reported its greenhouse gas emissions data from its U.S.-based operating companies utilizing the template developed collaboratively by industry, Wall Street investors and other organizations (see: https://www.brkenergy.com/esg-sustainability/governance). The data reported includes emissions reduction progress to date, compared to Berkshire Hathaway Energy’s 2005 baseline. Berkshire Hathaway Energy also reports to investors and makes publicly available its progress in transitioning its generating fleet and investment plans in annual presentations to fixed-income investors and at the Edison Electric Institute’s Financial Conference (see: https://www.brkenergy.com/investors/financial-filings).

15 https://www.spglobal.com/marketintelligence/en/news-insights/latest-news-headlines/top-owners-of-us-coal-gas-capacity-ramp-up- on-renewables-61601422

16 https://www.brkenergy.com/esg-sustainability/governance

17 https://ghgprotocol.org/standards

18 https://www.ifrs.org/news-and-events/news/2023/07/foundation-welcomes-tcfd-responsibilities-from-2024/

19 https://assets.bbhub.io/company/sites/60/2023/09/2023-Status-Report.pdf

20 https://www.pge.com/content/dam/pge/docs/about/pge-systems/PGE-Climate-Strategy- Report.pdf?_gl=1*1tqme4m*_gcl_au*NDUzNzcyNDQ2LjE20TgwOTE2MDM.*_ga*MTQxMjkONTIONS4xNjk4MDkxNjAy*_ga_ FQYX57XZEJ*MTcwMDA5MTgxNC4zLjEuMTcwMDA5MjlwOC4zNi4wLjA

21 https://download.edison.com/406/files/20237/eix-2022-sustainability- report.pdf?Signature=xbowGI10g2Wi57bOuZORCs3kYqs%3D&Expires=1699100336&AWSAccessKeyId=AKIAJX7XEOOELCY GIVDQ&versionId=ExvCtypZUkNJb6hBZAIxOfV9zbbUdnrf&response-content-disposition=attachment

22 https://berkshirehathaway.com/bhenergy/BHE2022InvestPresent.pdf

23 https://csr.sempra.com/wp-content/uploads/sempra_csr_2022_rgb.pdf

24 https://www.pplweb.com/wp-content/uploads/2023/04/PPL-Corporation_2022-Sustainability-Report_FINAL.pdf

25 https://s201.q4cdn.com/583395453/files/doc_downloads/esg-key-documents/2023/climate-report-2022.pdf

26 https://static.conocophillips.com/files/resources/conocophillips-2022-sustainability-report.pdf

27 https://leginfo.legislature.ca.gov/faces/billTextClient.xhtml?bill_id=20232024OSB253

28 https://www.sec.gov/news/press-release/2022-46

Until such time as emission reporting requirements are mandatory and relevant guidance is issued by the reporting authorities, the Board does not believe it is prudent to revise Berkshire Hathaway Energy’s emissions reporting methodology. Accordingly, the Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

4.	SHAREHOLDER PROPOSAL

Meredith Benton of Whistle Stop Capital on behalf of Myra K. Young owner of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action at the meeting the following proposal.

RESOLVED: Shareholders request that Berkshire Hathaway Inc. (“Berkshire”) report to shareholders on the effectiveness of the Company’s diversity, equity, and inclusion efforts. The report should be done at reasonable expense, exclude proprietary information, and provide transparency on outcomes, using quantitative metrics for workforce diversity, hiring, promotion, and retention of employees, including data by gender, race, and ethnicity.

SUPPORTING STATEMENT: Quantitative data is sought so that investors can assess and compare the effectiveness of companies’ diversity, equity, and inclusion programs.

It is advised that this content be provided through Berkshire’s existing sustainability reporting infrastructure. An independent report specific to this topic is not requested.

WHEREAS: Companies that release, or have committed to release, more inclusion data than Berkshire include: American International Group, American Express, PayPal, Visa, Bank of America, Bank of New York Mellon, Blackrock, and Mastercard.

As You Sow and Whistle Stop Capital released research in November 202329 that reviewed over 4,500 EEO-1 reports, which show corporate workforce diversity. The data shows a positive correlation between manager diversity and corporate performance.

As of the date of the filing of this proposal, Berkshire had not yet shared sufficient hiring, retention, or promotion data to allow investors to determine the effectiveness of its diversity and inclusion programs.

As detailed below, inclusion indicators are also important in assessing Berkshire’s workplace equity efforts and if the Company will be able to successfully build, utilize, and retain a diverse management team.

Hiring: Studies conducted by economists at the University of Chicago and UC Berkeley found that “discriminating companies tend to be less profitable,” stating “it is costly for firms to discriminate against productive workers.”30

Promotion: Without equitable promotional practices, companies will be unable to build the necessary employee pipelines for diverse management. Women and employees of color experience “a broken rung” in their careers; for every 100 men who are promoted, only 87 women are. Whereas women of color comprise 18 percent of the entry-level workforce and only 6 percent of executives.31

Retention: Retention rates indicate if employees believe a company represents their best opportunity. Morgan Stanley has found that employee retention above industry average can indicate a competitive advantage and higher levels of future profitability.32

Warren Buffett has acknowledged that inequities exist in the workplace between women, people of color, and their White male counterparts. Berkshire has improved its diversity data disclosure by releasing its consolidated EEO-1 form, which shows workforce composition by gender, race, and ethnicity.

In 2021, 2022, and 2023, more than 40 percent of Berkshire’s independent investors voted in support of this data disclosure request.33 However, in a review of each Berkshire company, the release of this data had not improved over the last three years. Investors remain without key information on the hiring, promotion, and retention rates of Berkshire employees.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. Berkshire’s commitment to diversity, equity and inclusion and the effectiveness of our companies’ related programs starts with our leaders, including our Board of Directors, of which four members are female and two members are racially or ethnically diverse. However, it should be noted that these directors were not selected for diversity purposes.

29 https://www.asyousow.org/report-page/2023-positive-relationships-linking-workforce-diversity-and-financial-performance

30 https://www.nytimes.com/2021/07/29/business/economy/hiring-racial-discrimination.html

31 https://www.mckinsey.com/featured-insights/diversity-and-inclusion/women-in-the-workplace

32 https://www.morganstanley.com/im/publication/insights/articles/article_culturequantframework_us.pdf, p. 2

33 https://www.asyousow.org/resolutions-tracker

To ensure long-term success for our shareholders, Berkshire encourages its leaders to execute diversity, equity and inclusion strategies that are tailored to the unique aspects of their business. Berkshire has made publicly available its U.S. workforce data for all subsidiaries compiled in the U.S. Equal Employment Opportunity Commission’s 2022 Employer Information Report (EEO-1), along with a summary of the data by business segment on its website at:

https://www.berkshirehathaway.com/sustainability/berkshire2022eeo1.pdf.

Berkshire’s operating companies continue to show their commitment to diversity, equity and inclusion through a number of actions, including, at certain companies, the creation of senior level positions and/or employee-driven groups to support these efforts at their respective organizations. These actions ensure the culture and practices of our companies reflect a workplace that welcomes and values all. These efforts have been recognized by external organizations such as the Human Rights Campaign Foundation’s Corporate Equality Index which recognized BNSF for the second year in its 2023-2024 “Equality 100 Award” as a Leader in LGBTQ+ Workplace Inclusion (see: https://www.hrc.org/resources/cei-equality-100-award) and Berkshire Hathaway Energy’s commitment to creating sustainable and meaningful benefits for the military community, recognized as a Gold Military Friendly Employer (see: https://www.militaryfriendly.com/employers).

Berkshire manages its operating businesses on an unusually decentralized basis and has minimal involvement in these businesses’ day-to-day activities. Accordingly, Berkshire’s Board recommends that our shareholders vote against this proposal, supporting the long-standing business model that each business is individually responsible for developing and implementing policies, programs and results, including those related to diversity, equity and inclusion.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

5.	SHAREHOLDER PROPOSAL

Segal Marco Advisors on behalf of the AFL-CIO Equity Index Funds, owner of Berkshire Common Stock with a value of at least $25,000 for at least one year intends to present for action at the meeting the following proposal.

RESOLVED, that shareholders of Berkshire Hathaway Inc. (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to form a Railroad Safety Committee of independent directors with the power and duty to review staffing levels and their impact on safety at our Company’s railroad subsidiary Burlington Northern Santa Fe (“BNSF”), and to meet and confer on safety issues with relevant stakeholders such as customers, communities, employees, and labor unions.

SUPPORTING STATEMENT

Ensuring the safety of our Company’s railroad operations is not only a collective legal and ethical responsibility, but also a vital component of maintaining the financial health and reputation of our Company. Recent derailments in the railroad industry, including those involving BNSF, have drawn attention to the potential risks associated with these operations, necessitating a proactive approach to enhance safety measures.34 There are over 1,000 known train derailments a year in the United States — averaging three a day.35

As common carriers, railroads are required by federal law to transport hazardous materials that can result in the loss of life and environmental contamination in the event of a train derailment. In 2023, the Norfolk Southern (“NS”) train derailment in East Palestine, Ohio resulted in the release of vinyl chloride that captured national media attention and publicized the need for improved railroad safety.36 The 2023 East Palestine derailment has cost NS almost $1 billion and a similar derailment on BNSF could pose a significant financial risk to BNSF.37

38 (PICTURE)

39 (PICTURE)

The East Palestine train derailment has also increased scrutiny of the role of the Precision-Scheduled Railroading (“PSR”) operating model used by BNSF and other Class I freight railroads to increase operating efficiency and reduce costs.40 In our view, PSR has resulted in greatly reduced staffing levels, less equipment, and longer trains, all of which have contributed to the safety issues. In 2022, Surface Transportation Board Chairman Martin Oberman stated that:

34 https://www.propublica.org/article/railroad-safety-union-pacific-csx-bnsf-trains-freight; https://www.washingtonpost.com/transportation/2023/07/28/ntsb-report-2021-amtrak-derailment/; https://apnews.com/article/minnesota-ethanol-train-derailment-raymond-bnsf-74ddb9ab067d44b01c373ca75567282d

35 https://www.npr.org/2023/03/09/1161921856/there-are-about-3-u-s-train-derailments-per-day-they-arent-usually-major-disaste

36 https://www.nytimes.com/2023/02/15/us/ohio-train-derailment-anxiety.html; https://www.nytimes.com/2023/02/17/opinion/ohio-train-derailment-safety-regulation.html

37 https://www.cnn.com/2023/07/27/investing/norfolk-southern-east-palestine-derailment-costs/index.html

38 https://www.ntsb.gov/news/press-releases/Pages/NR20230214.aspx

39 https://www.ntsb.gov/news/press-releases/Pages/NR20230302A.aspx

40 https://www.wsj.com/articles/norfolk-southern-derailment-spurs-questioning-of-turnaround-kings-strategy-5403464c

“Over the last 6 years, the Class Is collectively have reduced their work force by 29% – that is about 45,000 employees cut from the payrolls. In my view, all of this has directly contributed to where we are today – rail users experiencing serious deteriorations in rail service because, on too many parts of their networks, the railroads simply do not have a sufficient number of employees.”41

While PSR may reduce staffing costs in the short-run, we believe that the long-term cost of increased derailments will outweigh any short-term financial gain. By establishing a Railroad Safety Committee, our Company can reduce the likelihood of derailments, protect its workforce, safeguard communities along its routes, provide better service to customers, demonstrate its commitment to ethical business practices, and enhance our Company’s long-term value.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe that creating a Railroad Safety Committee of independent directors is necessary or appropriate.

The Board periodically receives reports on the major risks and opportunities of Berkshire’s operating businesses and Berkshire manages its operating businesses on an unusually decentralized basis and has minimal involvement in these businesses’ day-to-day activities. The creation of a Board committee focused on railroad safety would be inconsistent with Berkshire’s culture and is unnecessary.

Berkshire’s railroad business conducted through Burlington Northern Santa Fe, LLC (“BNSF”) is focused on safety. Operating free of accidents and injuries has long been part of BNSF’s vision and the company has broad-based, multi-level risk-reduction programs to reduce incident risk and achieve that vision. Many of these risk identification and mitigation programs have been developed in partnership with employees and their labor unions. BNSF is also subject to the federal safety regulations promulgated by the Federal Railroad Administration. BNSF’s safety culture and management oversight has resulted in industry-leading safety results, including a 70% reduction in employee injuries between 2000 and 2023.

BNSF implements state-of-the-art safety programs to responsibly transport hazardous materials with safer tank cars and partners with local emergency responders to avoid injury and environmental damage. BNSF has a certified Incident Management Team trained to coordinate response efforts with local, state and federal response agencies in compliance with the National Incident Management Systems and has more than 90 trained hazardous materials responders and 40 advisors at 50 locations. BNSF was the first railroad to deploy a fleet of fire-fighting foam trailers pre-positioned across the rail network along with other specialized response equipment. BNSF also offers a real-time Geographic Information System tracking application to local emergency response agencies, enabling local emergency personnel to quickly identify the contents and relative location of any BNSF train.

The shareholder proposal inaccurately states that BNSF has implemented a Precision-Scheduled Railroading (PSR) operating model. BNSF is the only U.S. and Canadian Class I railroad that has not implemented PSR and the appropriate number of employees is determined by BNSF.

With BNSF’s track record and continued focus on enhancing the safety and efficiency of rail operations, the Board believes that BNSF management is best positioned to assess and monitor the impact of staffing levels on operational safety. Accordingly, the Board believes there is no need for a Railroad Safety Committee at the parent company level. The Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

6.	SHAREHOLDER PROPOSAL

Scott Shepard, Director of the Free Enterprise Project of the National Center for Public Policy Research, owner of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action at the meeting the following proposal.

WHEREAS: Many policymakers, investors and companies have converged on goals including the need to limit global temperature increase to 1.5° C and to reach net zero global greenhouse gas (GHG) emissions by 2050.

The International Energy Agency’s (IEA) Net Zero 2050 Roadmap (NZE) describes an energy sector path for net zero GHG emissions. The IEA claims no investment in new fossil supply projects is needed in a net zero scenario (NZE): “As a share of total energy supply, [fossil fuels] fall from 80% in 2020 to just over 20% in 2050.”42

41 https://www.stb.gov/news-communications/latest-news/pr-22-21/

42 https://iea.blob.core.windows.net/assets/deebef5d-0c34-4539-9d0c-10b13d840027/NetZeroby2050-ARoadmapfortheGlobalEnergySector_CORR.pdf

In line with such assumptions, Berkshire Hathaway Energy (BHE), which is 92% owned by Berkshire Hathaway, has invested $37 billion in renewable energy generation and expects to complete its transition to net zero emissions by 2050.43 According to reports, “BHE is moving rapidly to shift its power mix to wind and solar….Berkshire will soon get 45% of its power from wind, solar, geothermal energy and hydropower….”44 In fact, “More than 40% of BHE’s owned generation capacity in 2022 came from wind and solar alone.”45 It has closed 16 coal-fired plants in recent years and has announced closing plans for 16 additional plants.46

These investment decisions presume the IEA NZE assumptions are true, but it is unclear what, if any, analysis Berkshire Hathaway has done to protect company assets should NZE prove false.

A 2023 study by the Energy Policy Research Foundation (EPRF) found that net zero advocates have misconstrued the IEA’s position on new oil and gas investment, and that the IEA has made questionable assumptions and milestones for NZE about government policies, energy and carbon prices, behavioral changes, economic growth, and technology maturity.47

The EPRF study found, “Oil and gas play irreplaceable roles in modern civilization that are not reproducible with low-carbon alternatives. The attempt to substitute them with inferior, less efficient, energy sources will have enormous micro- and macroeconomic consequences and profound geopolitical implications.”48

NZE advocates speak in terms of fossil fuels as stranded assets, but no consideration has been given as to whether the true stranded assets might be the assets spent on expensive renewable energy options based on faulty assumptions. Should the EPRF’s study ring true, our Company stands to lose tens of billions of dollars in renewable energy investments, plus the costs of reverting back to reliable energy sources. Additionally, it appears that most countries are not really going to outlaw reliable and affordable energy, further making current net-zero stranded-asset theory non-sensical.49

RESOLVED: Shareholders request that Berkshire Hathaway’s Board seek an audited report assessing how applying the findings of the Energy Policy Research Foundation would affect the assumptions, costs, estimates, and valuations underlying its financial statements, including those related to long-term commodity and carbon prices, remaining asset lives, future asset retirement obligations, capital expenditures and impairments. The Board should obtain and ensure publication of the report by February 2025, at reasonable cost and omitting proprietary information.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe the issuance of an audited report assessing how applying the findings of the Energy Policy Research Foundation would provide useful information for shareholders.

Under Berkshire Hathaway Energy, the energy business operates a portfolio of locally managed businesses that share a vision of being the best energy company in serving its customers, while delivering sustainable energy solutions, delivering low-cost, safe and reliable service each day to more than 12 million electric and natural gas customers and end-users throughout the U.S., Great Britain and Alberta, Canada. The operating companies manage risk through a balanced and diverse energy portfolio and are subject to regulation by local utility authorities that examine rates and resources. The diverse generating portfolio operated by Berkshire Hathaway Energy’s businesses, including renewable generation, creates a competitive advantage and results in retail rates for customers of those companies to be 6% to 39% below the national average of regulated U.S. electric utilities. (see: https://www.brkenergy.com/investors/financial-filings).

43 https://www.google.com/url?sa=t&rct=j&q=&esrc=s&source=web&cd=&cad=rja&uact=8&ved=2ahUKEwjR5NSfgOBAxUtFmlA HVieCOMQFnoECA8QAw&url=https%3A%2F%2Fwww.brkenergy.com%2Fcontent%2Fpublished%2Fapi%2Fv1.1%2Fassets%2F CONTA4C5C459A0B74A7599EB3AF7C8074112%2Fnative%3Fcb%3D_cache_ea45%26channelToken%3D43656b04884643bc9fe 334ad550d375f%23%3A~%3Atext%3DENVIRONMENTAL%2520RESPECT%2520AT%2520BERKSHIRE%2520HATHAWAY %2520ENERGY%26text%3DBased%2520on%2520current%2520business%2520plans%2Cnet%2520zero%2520emissions%2520by %25202050.&usg=AOvVaw1|4Hjf7dOVzvXFvNt9tRhX&opi=89978449

44 https://www.cnbc.com/2023/04/21/berkshire-hathaway-is-about-to-hit-a-big-renewable-energy-milestone.html

45 https://www.cnbc.com/2023/04/21/berkshire-hathaway-is-about-to-hit-a-big-renewable-energy-milestone.html

46 https://www.cnbc.com/2023/04/21/berkshire-hathaway-is-about-to-hit-a-big-renewable-energy-milestone.html

47 https://assets.realclear.com/files/2023/06/2205_a_critical_assessment_of_the_ieas_net_zero_scenario_esg_and_the_cessation_of_in vestment_in_new_oil_and_gas_fields.pdf

48 https://assets.realclear.com/files/2023/06/2205_a_critical_assessment_of_the_ieas_net_zero_scenario_esg_and_the_cessation_of_in vestment_in_new_oil_and_gas_fields.pdf

49 https://www.reuters.com/sustainability/resistance-green-policies-around-europe-2023-08-10; https://edition.cnn.com/2023/07/19/china/china-xi-carbon-climate-kerry-intl-hnk/index.html https://energy.economictimes.indiatimes.com/news/renewable/indias-ambitious-2070-zero-emission-target-needs-10-trillion-investment/96512902;

The Board believes that the proposal’s efforts to take issue with the International Energy Agency’s Net Zero 2050 Roadmap and require an alternative analysis under the report prepared by the Energy Policy Research Foundation would infringe on local utility authorities’ oversight and authority and contravene local policies as adopted by legislative authorities related to the timing and implementation of net zero emissions requirements. Accordingly, Berkshire’s Board recommends that our shareholders vote against this proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

7.	SHAREHOLDER PROPOSAL

Paul Chesser on behalf of National Legal and Policy Center, owner of shares of Berkshire Common Stock with a value in excess of $2,000 for at least three years intends to present for action at the meeting the following proposal.

RESOLVED:

Shareholders request that, beginning in 2024, Berkshire Hathaway Inc. (“Company”) report annually to shareholders on the nature and extent to which corporate operations depend on, and are vulnerable to, Communist China, which is a serial human rights violator, a geopolitical threat, and an adversary to the United States. The report should exclude confidential business information but provide shareholders with a sense of the Company’s reliance on activities conducted within, and under control of, the Communist Chinese government.

Supporting Statement:

American companies doing business in China is a controversial public policy issue. CNN reported in 2021, “Doing business in China is difficult. A clash over human rights is making it harder.”50

The Company does business in – and relies on materials, parts, labor, services, and investments – in entities in China.

China is a serial violator of human rights.

China is also hostile to the U.S. for a variety of reasons, including:

— China intends to displace the U.S. as the lone global superpower by 2049;

— The U.S. has committed to defend Taiwan, which China has asserted is part of its country and may attempt to seize by force;

— U.S.-China relations are tense over a number of issues including China’s military expansion; egregious human rights violations; actions related to the COVID pandemic; intellectual property theft; relentless espionage; elimination of freedom in Hong Kong; and environmental pollution.

The communist government, and by extension many companies based within its borders, were also identified in the U.S. State Department’s 2022 Trafficking in Persons Report as a state sponsor of human trafficking. The Company is subject to the Uyghur Forced Labor Prevention Act, which imposes strict verification of parts and products imported from China, that they are not generated from slave labor.

Yet the Company does not seem to take the China threat seriously. At the 2023 annual meeting, its vice chairman called tensions between the U.S. and China “stupid, stupid, stupid,” and added, “one thing we should do is get along with China, and have lots of free trade with China…it’s in our mutual interest.”51 The Company’s most recent 10-K annual report fails to specifically address geopolitical risk, in China or elsewhere, for its many subsidiaries or portfolio companies.52

A July 2022 joint statement from the leaders of the British and American domestic intelligence agencies warned that the Communist Chinese Party is the greatest threat to the international order. “We consistently see that it’s the Chinese government that poses the biggest long-term threat to our economic and national security, and by ‘our,’ I mean both of our nations, along with our allies in Europe and elsewhere,” said Federal Bureau of Investigation Director Christopher Wray.53

Given the controversial, if not dangerous, nature of doing business in and with China, shareholders have the right to know the extent to which the Company’s business operations and holdings depend on Communist China.

50 https://www.cnn.com/2021/04/02/business/nike-china-western-business-intl-hnk/index.html

51 https://www.axios.com/2023/05/06/berkshire-hathaway-annual-meeting-china

52 https://www.sec.gov/Archives/edgar/data/1067983/000095017023004451/brka-20221231.htm

53 https://www.fbi.gov/news/speeches/the-threat-posed-by-the-chinese-government-and-the-chinese-communist-party-to-the- economic-and-national-security-of-the-united-states

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

Berkshire’s Board recommends a “no” vote on this proposal. The Board does not believe issuing a report on the nature and extent to which corporate operations depend on, and are vulnerable to, the Peoples Republic of China (“China”) is necessary. Berkshire discloses material risks to its businesses in its filings with the SEC. In addition, Berkshire’s Prohibited Business Practices Policy specifically addresses transactions with China and human rights issues. All requirements of this policy are applicable to each Berkshire subsidiary. Accordingly, Berkshire’s Board recommends that our shareholders vote against the proposal.

Proxies given without instruction will be voted AGAINST this shareholder proposal.

8.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Annual Report to the Shareholders for 2023 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2023 Form 10-K report as filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Corporate Secretary, Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 6, 2024. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2023 Form 10-K is also available through the Securities and Exchange Commission’s website (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2025 Annual Meeting must be received by the Corporation by November 15, 2024. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail – return receipt requested. Shareholders who intend to present a proposal at the 2025 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than February 5, 2025. The Corporation reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

MARC D. HAMBURG, Secretary

Omaha, Nebraska

March 15, 2024

P R O X Y

BERKSHIRE HATHAWAY INC.

Annual Meeting of Shareholders to be held on May 4, 2024

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gregory E. Abel and Marc D. Hamburg, or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2024 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the matters specified, and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting or any adjournment thereof.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2024.
The Board of Directors Recommends a Vote For All Nominees.	The following material is available at www.berkshirehathaway.com/eproxy.
Proxy Statement Annual Report

1. Election of Directors

Nominees: Warren E. Buffett, Gregory E. Abel,

Howard G. Buffett, Susan A. Buffett, Stephen B. Burke,

Kenneth I. Chenault, Christopher C. Davis, Susan L. Decker,

Charlotte Guyman, Ajit Jain, Thomas S. Murphy, Jr.,

Ronald L. Olson, Wallace R. Weitz and Meryl B. Witmer

MARK HERE ☐ FOR ADDRESS CHANGE AND NOTE AT LEFT

☐ FOR ALL NOMINEES	☐ WITHHELD FROM ALL NOMINEES	Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐	Signature:	Date

For, except vote withheld from the above nominee(s).	Signature:	Date

The Board of Directors Recommends a Vote Against Item 2.

2.	Shareholder proposal regarding how the Company intends to measure, disclose and reduce GHG emissions associated with its underwriting, insuring and investing activities.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 3.

3.

Shareholder proposal requesting that the Board of Directors disclose in a consolidated annual report GHG emissions data by scope, as well as progress toward its net-zero decarbonization goal, for Berkshire Hathaway Energy.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 4.

4.	Shareholder proposal regarding the reporting on the effectiveness of the Corporation’s diversity, equity and inclusion efforts.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 5.

5.	Shareholder proposal requesting that the Boad of Directors form a Railroad Safety Committee of independent directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 6.

6.

Shareholder proposal requesting that the Board seek an audited report assessing how applying the findings of the Energy Policy Research Foundation would affect the assumptions, costs, estimates and valuations underlying the Company’s financial statements.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors Recommends a Vote Against Item 7.

7.	Shareholder proposal requesting that the Company report annually on the nature and extent to which the Company’s operations depend on and are vulnerable to China.

☐ FOR	☐ AGAINST	☐ ABSTAIN